Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS THIRD QUARTER SALES AND EARNINGS,
REITERATES FOURTH QUARTER GUIDANCE

Dublin, California, November 20, 2014 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended November 1, 2014 of $.93, up 16% from $.80 for the 13 weeks ended November 2, 2013. Net earnings for the third quarter ended November 1, 2014 were $193 million, up from $172 million for the third quarter ended November 2, 2013. Fiscal 2014 third quarter sales increased 8% to $2.599 billion, with comparable store sales up 4% over the prior year.

For the nine months ended November 1, 2014, earnings per share were $3.22, up 13% from $2.86 for the nine months ended November 2, 2013. Net earnings for the 2014 year-to-date period grew to $676 million, up from $619 million in the prior year. Sales for the first nine months of 2014 increased 7% to $8.009 billion, with comparable store sales up 2% over the same year-to-date period in 2013.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with the better-than-expected sales and earnings we achieved in the third quarter. These results were driven by our ongoing ability to deliver compelling bargains to our customers, which drove above-plan sales gains and strong merchandise gross margins. Operating margin for the quarter grew 55 basis points due to a 40 basis point improvement in cost of goods sold and a 15 basis point decline in selling, general and administrative expenses.”

Ms. Rentler continued, “We remain committed to enhancing stockholder returns through our share repurchase and dividend programs. During the first nine months of fiscal 2014, we repurchased 5.9 million shares of common stock for an aggregate price of $418 million. We remain on track to repurchase a total of $550 million in common stock in 2014, which would complete the two-year $1.1 billion stock repurchase authorization announced at the beginning of last year.”

Fourth Quarter 2014 Guidance

Looking ahead, Ms. Rentler commented, “As we enter the fourth quarter, our merchants have acquired a wide array of exciting and sharply-priced name brand fashions and gifts to appeal to today’s value-focused shoppers. That said, we believe it is prudent to maintain a cautious outlook given the ongoing uncertainties in the macro-economic environment and the likelihood of an intensely competitive and promotional holiday season. As a result, while we hope to do better, we are maintaining our current guidance for the fourth quarter.”

For the 13 weeks ending January 31, 2015, the Company continues to project comparable store sales up 1% to 2% with earnings per share forecast to be $1.05 to $1.09, up from $1.02 for the 13 weeks ended February 1, 2014. For the 52 weeks ending January 31, 2015, earnings per share are now projected to increase 10% to 11% to $4.28 to $4.32, compared to $3.88 for the 52 weeks ended February 1, 2014.

The Company will provide additional details concerning its third quarter results, fourth quarter and fiscal 2014 guidance, and business outlook on a conference call to be held on Thursday, November 20, 2014 at 4:15 p.m. Eastern time. Participants may listen to a real-time audio webcast of the conference call by visiting the Investors section of the Company’s website, located at www.rossstores.com. A recorded version of the call will be available at the website address and via a telephone recording until 8:00 p.m. Eastern time on November 28, 2014 at 404-537-3406, PIN #28126196.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties, which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, store, core merchandising and other information systems; improving our merchandising and transaction processing capabilities and the reliability and security of our data communications systems through the implementation of new processes and systems enhancements; protecting against security breaches, including cyber-attacks on our transaction processing and computer information systems, that could result in the theft, transfer or unauthorized disclosure of customer, credit card, employee or other private and valuable information that we collect and process in the ordinary course of our business, and avoiding resulting damage to our reputation, loss of customer confidence, exposure to litigation and regulatory action, unanticipated costs and disruption of our operations; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers, finding new distribution center sites, and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2013 and Form 10-Q and 8-Ks for fiscal 2014.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2013 revenues of $10.2 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,214 locations in 33 states, the District of Columbia and Guam as of November 1, 2014. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 152 dd’s DISCOUNTS® in 15 states as of November 1, 2014 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

* * * * *

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
($000, except stores and per share data, unaudited)	2014	2013	2014	2013

Sales	$2,598,820	$2,398,122	$8,008,979	$7,489,313

Costs and Expenses
Costs of goods sold	1,882,185	1,746,235	5,734,387	5,368,823
Selling, general and administrative	410,002	381,860	1,185,029	1,125,021
Interest expense (income), net	777	(152)	577	(118)
Total costs and expenses	2,292,964	2,127,943	6,919,993	6,493,726

Earnings before taxes	305,856	270,179	1,088,986	995,587
Provision for taxes on earnings	113,136	98,561	412,792	376,236
Net earnings	$192,720	$171,618	$676,194	$619,351

Earnings per share
Basic	$0.94	$0.81	$3.26	$2.90
Diluted	$0.93	$0.80	$3.22	$2.86

Weighted average shares outstanding (000)
Basic	205,866	211,986	207,460	213,743
Diluted	207,965	214,803	209,741	216,662

Dividends
Cash dividends declared per share	$0.20	$0.17	$0.60	$0.34

Stores open at end of period	1,366	1,285	1,366	1,285

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	November 1, 2014	November 2, 2013
Assets

Current Assets
Cash and cash equivalents	$571,578	$372,270
Short-term investments	—	12,016
Accounts receivable	75,895	72,819
Merchandise inventory	1,495,013	1,430,467
Prepaid expenses and other	143,665	145,646
Deferred income taxes	16,342	16,871
Total current assets	2,302,493	2,050,089

Property and equipment, net	2,201,620	1,740,879
Long-term investments	3,634	4,212
Other long-term assets	161,495	151,543
Total assets	$4,669,242	$3,946,723

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,131,717	$908,797
Accrued expenses and other	395,126	349,894
Accrued payroll and benefits	240,081	238,006
Total current liabilities	1,766,924	1,496,697

Long-term debt	398,339	150,000
Other long-term liabilities	278,254	279,654
Deferred income taxes	38,429	79,245

Commitments and contingencies

Stockholders’ Equity	2,187,296	1,941,127
Total liabilities and stockholders’ equity	$4,669,242	$3,946,723

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	November 1, 2014	November 2, 2013

Cash Flows From Operating Activities
Net earnings	$676,194	$619,351
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	170,321	149,411
Stock-based compensation	38,776	35,672
Deferred income taxes	(26,557)	(1,520)
Tax benefit from equity issuance	30,648	27,678
Excess tax benefit from stock-based compensation	(30,073)	(26,998)
Change in assets and liabilities:
Merchandise inventory	(237,858)	(221,230)
Other current assets	(53,561)	(63,749)
Accounts payable	353,184	138,821
Other current liabilities	67,769	(876)
Other long-term, net	(6,861)	24,661
Net cash provided by operating activities	981,982	681,221

Cash Flows From Investing Activities
Additions to property and equipment	(551,545)	(423,211)
Increase in restricted cash and investments	(4,764)	(2,832)
Purchases of investments	—	(12,012)
Proceeds from investments	12,022	1,150
Net cash used in investing activities	(544,287)	(436,905)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	30,073	26,998
Proceeds from issuance of long-term debt	246,200	—
Issuance of common stock related to stock plans	18,405	16,069
Treasury stock purchased	(38,678)	(29,114)
Repurchase of common stock	(418,478)	(421,345)
Dividends paid	(126,807)	(111,415)
Net cash used in financing activities	(289,285)	(518,807)

Net increase (decrease) in cash and cash equivalents	148,410	(274,491)

Cash and cash equivalents:
Beginning of period	423,168	646,761
End of period	$571,578	$372,270

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$461,108	$424,260